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                                              SECURITIES AND EXCHANGE COMMISSION

                                                    Washington, D.C.  20549
                                                   _________________________

                                                           FORM 8-K

                                                        CURRENT REPORT

                                            Pursuant to Section 13 or 15(d) of the
                                                Securities Exchange Act of 1934

                               Date of Report (Date of earliest event reported):  March 21, 1994


                                                CITIZENS FIRST BANCORP, INC.
                                      (Exact name of registrant as specified in charter)

                      New Jersey                             1-8413                            22-2395812
                     (State or other                    (Commission file                    (I.R.S. Employer
                     jurisdiction of                         number)                         Identification
               incorporation)                                                                       Number)


             208 Harristown Road, Glen Rock, New Jersey         07452-3306
             (Address of principal executive offices)           (Zip code)

Registrant's telephone number, including area code:  (201) 239-5812

                             N/A
(Former name or Former Address, if changed since last report)
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Item 5.  Other Events.

         Citizens First Bancorp, Inc. ("Citizens"), National Westminster Bank Plc, a United Kingdom public limited company ("NatWest"), and NatWest Holdings Inc., a Delaware corporation and wholly-owned subsidiary of NatWest (the "Company"), have entered into an Agreement and Plan of Merger, dated as of March 21, 1994 (the "Agreement"), pursuant to which Citizens will be merged with and into the Company in a transaction in which the Company will be the surviving entity (such transaction, the "Merger").

         Subject to the limits set forth below, each outstanding share of common stock of Citizens (the "Common Stock") will be, at the election of the holder thereof, converted into either:

         (i) 0.22034 (the "Exchange Ratio") American Depositary Receipts of NatWest ("Natwest ADRs"), each NatWest ADR representing six ordinary shares of NatWest; or

        (ii)  cash equal to $9.75.

         The holders of Common Stock may elect, shortly after the effective time of the Merger, at their option, to receive cash, NatWest ADRs or a combination thereof with respect to their shares of Common Stock. No holder of Common Stock or preferred stock of Citizens will have dissenters' rights. After taking into account elections of holders of Common Stock, NatWest ADRs that shall be issued in the Merger shall not be less than 5,923,652 (representing approximately 50% of the total consideration to be issued in the Merger on a fully diluted basis (based on the closing price of NatWest ADRs on the New York Stock Exchange on March 17, 1994)) nor more than 7,108,383 (the "Maximum ADR Number") (representing approximately 60% of the total consideration to be issued in the Merger on a fully diluted basis (based on the closing price of NatWest ADRs on the New York Stock Exchange on March 17, 1994)). The Agreement provides for a pro rata allocation procedure for holders of Common Stock that have elected to receive cash, NatWest ADRs or a combination thereof, as the case may be, in the event of an oversubscription in respect of cash or NatWest ADRs. For example, in the event the market value on the New York Stock Exchange of .22034 NatWest ADRs exceeds $9.75 when holders of Common Stock make their election, it is likely that a significant portion of elections of holders of Common Stock will be for NatWest ADRs. In such event, not more than the Maximum ADR Number will be issued in the Merger. Holders of Common Stock who have elected to receive NatWest ADRs will be allocated NatWest ADRs pro rata based on the Maximum ADR Number as compared to the number of NatWest ADRs requested by all such holders and will receive cash for the shares of Common Stock not converted into NatWest ADRs. Alternatively, in the event the market value of .22034 NatWest ADRs is less than $9.75 when the holders of Common Stock make their election, then it is likely that a significant portion of the elections of holders of Common Stock will be for cash and the pro rata allocation procedure will result in an allocation of a portion of the shares of Common Stock, the holders of which chose cash, to be allocated NatWest ADRs instead of cash.

         Citizens intends to continue paying its regular quarterly cash dividends on its preferred stock and Common Stock until completion of the Merger. The Board of Directors has already declared a dividend of $.0425 per share of Common Stock payable on May 2, 1994. As the Merger is expected to be completed some time in the Fall, additional dividend payments of $.0425 per share of Common Stock may be paid in August and, to the extent the Merger has not been consummated prior thereto, in November. In addition, the Agreement permits Citizens to pay at any time prior to the Merger, an additional dividend of $.125 per share of Common Stock. Citizens intends to pay such additional dividend to holders of record of Common Stock immediately prior to the Merger. If the Merger is not effected, such additional dividend will not be paid. Notwithstanding any of the foregoing, no assurance can be given that any such quarterly dividends or the additional dividend will be paid.

           The Merger is expected to be tax free to the holders of Common Stock to the extent NatWest ADRs are received, although such receipt of NatWest ADRs could become taxable under certain circumstances. It is a condition to the closing of the Merger that White & Case, counsel to Citizens, render an opinion that the Merger will be treated for United States federal income tax purposes as a reorganization pursuant to section 368(a) of the Internal Revenue Code of 1986 (as amended, the "Code") and that Citizens and the Company will each be a party to the reorganization pursuant to
Section 368(b) of the Code.

         NatWest ADRs received by holders of Common Stock will be traded on the New York Stock Exchange and the ordinary shares of NatWest evidenced by the NatWest ADRs will also be listed on the International Stock Exchange in London.

         The Agreement provides for its termination by Citizens, if its Board of Directors so determines, in the event the average of the closing prices on the New York Stock Exchange of NatWest ADRs over the ten consecutive trading days ending on the tenth day immediately prior to the anticipated time on which the Merger shall become effective (the "Final Natwest ADR Price"), is less than $36.25, unless the Company increases the

Exchange Ratio so that such modified Exchange Ratio times the Final Natwest ADR Price equals or exceeds $7.987. NatWest and the Company may terminate the Agreement in the event the Final NatWest ADR Price is less than $30.00. Under certain other circumstances Citizens or the Company, as the case may be, may terminate the Agreement, as specified therein.

         The Agreement also provides for the redemption of the issued and outstanding Citizens Series A $2.50 cumulative convertible preferred stock and 6.75% convertible debentures due August 1, 2001 on or prior to the effective time of the Merger.

         The Agreement provides for a termination fee to be paid by Citizens to the Company in certain circumstances in an amount equal to $17.5 million plus all costs and expenses (such costs and expenses not to exceed $2.5 million) incurred by the Company and/or NatWest in connection with the Agreement or the transactions contemplated by the Agreement.

         The closing of the Merger is subject to the satisfaction of certain conditions, including the approval of the transaction by the holders of a majority of the shares of Common Stock voting at the meeting called by Citizens for the purpose of approving the Agreement, the obtaining of certain regulatory approvals and other closing conditions customary in transactions of this type. While the precise time of the Merger closing cannot be determined with certainty, the parties presently anticipate that the closing will occur in the Fall of 1994.

         As a result of the Merger and upon effectiveness of the Merger, all shares of Common Stock will be delisted from the American Stock Exchange, will not be listed on any national securities exchange, or quoted in any inter-dealer quotation system, and will be eligible for termination of registration pursuant to Section 12(g)(4) of the Securities and Exchange Act of 1934, as amended, and the holders of Common Stock will become holders of NatWest ADRs to the extent they receive NatWest ADRs in the Merger.

         The joint press release of Citizens and NatWest issued on March 21, 1994 is attached as Exhibit 1 to this Form 8-K and the Agreement is attached as Exhibit 2 to this Form 8-K and the First Amendment to the Agreement dated as of March 28, 1994 is attached as Exhibit 3 to this Form 8-K, each of which is incorporated herein by reference. The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement.

    Item 7.   Financial Statements, Pro Forma Financial
              Information and Exhibits.


Exhibits

1.            Press Release dated as of March 21, 1994

2. Agreement and Plan of Merger dated as of March 21, 1994 by and among National Westminster Bank Plc, NatWest Holdings Inc. and Citizens First Bancorp, Inc.

3. First Amendment dated as of March 28, 1994 by and among National Westminster Bank Plc, NatWest Holdings Inc. and Citizens First Bancorp, Inc.


                                 SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                             CITIZENS FIRST BANCORP, INC.

Date:  March 29, 1994        By:  /s/  Allan D. Nichols
                                Name:  Allan D. Nichols
                                Title: Chairman of the Board
                                     Chief Executive Officer


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                                                           EXHIBIT INDEX
                                                                                                  Sequentially
             Exhibit                                                                                Numbered
             Number                                                                                   Page
             1                Press Release dated as of March
                              21, 1994

             2 Agreement and Plan of Merger dated as of March 21, 1994 by and among National Westminster Bank Plc, NatWest Holdings Inc. and Citizens First Bancorp, Inc.

             3 First Amendment dated as of March 28, 1994 by and among National Westminster Bank Plc, NatWest
                              Holdings Inc. and Citizens First
                              Bancorp, Inc.
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